Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sterling Electronics Corporation 1996 Employee Stock Purchase Plan, the July 18, 1996 Option Agreement with Ronald S. Spolane, and the July 18, 1996 Option Agreement with David A. Spolane of our report dated May 10, 1996, with respect to the consolidated financial statements of Sterling Electronics Corporation incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended March 30, 1996 and our report dated June 27, 1996 with respect to the related consolidated financial schedule included therein, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Houston, Texas
January 2, 1997